EXHIBIT B



                                 December 22, 1998

Base Ten Systems, Inc.
One Electronics Drive
Trenton, NJ 08619

                     Re: BaseTen Systems, Inc. (the "Company")
                         9.01% Convertible Subordinated Debenture

           The    undersigned    holder    of   (i)    the    Company's    9.01%
ConvertibleSubordinated Debenture in the principal sum of $4,500,000, dated August 12, 1996and due August 31, 2003, and (ii) the Company's 9.01% Convertible SubordinatedDebenture in the principal sum of $5,500,000, dated August 22, 1996 and dueAugust 31, 2003, (collectively referred to as the "9.01% Debenture"), herebyconsents to the following:

           1. The undersigned holder irrevocably consents to the conversion of theentire 9.01% Debenture upon, and only upon, the exchange of all of the Company'sSeries A, Convertible Preferred Shares outstanding as of December 1, 1998 intothe Company's Series B, Convertible Preferred Shares. The original 9.01%Debenture is being forwarded to the Company under separate cover in anticipationof the aforementioned conversion.

           2. The undersigned holder consents to the modification of the 9.01%Debenture to decrease the conversion price at which the 9.01% Debenture isconvertible  into  shares  of  Class A  Common  Stock  from  $12.50  to  $4.00
(asapproved by the Company's shareholders at the Special Meeting held on November10, 1998), simultaneous with the conversion of the 9.01% Debenture by theundersigned in accordance with paragraph 1 above.

           3. The undersigned holder hereby directs that the Company effect theconversion of the 9.01% Debenture upon, and only upon, the exchange of all ofthe Company's Series A, Convertible Preferred Shares outstanding as of December1, 1998 into the Company's Series B, Convertible Preferred Shares.

                                         Very truly yours,

                                         TRUST C OF THE
                                         CONSTANCE J. UPCHURCH FAMILY TRUST
                                         JESSE L. UPCHURCH
                                         --------------------------------------
                                         Jesse L. Upchurch, Trustee